SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12
BERKSHIRE HATHAWAY INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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BERKSHIRE HATHAWAY INC.

3555 Farnam Street

Omaha, Nebraska 68131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 6, 2023

TO THE SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of the Shareholders of Berkshire Hathaway Inc. will be held at the CHI Health Center, 455 North 10th Street, Omaha, Nebraska, on May 6, 2023 at 4:30 p.m. for the following purposes:

1.	To elect directors.

2.	To hold an advisory vote on executive compensation as disclosed in the materials.

3.	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.

4.–9.	To act on six shareholder proposals if properly presented at the meeting.

10.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 8, 2023 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the offices of the Corporation at 3555 Farnam Street, Omaha, Nebraska, during the ten days prior to the meeting.

Your vote is important. Regardless of whether you plan to participate in the Annual Meeting, we hope you will vote as soon as possible. Voting will ensure you are represented at the Annual Meeting, regardless of whether you plan to attend the Annual Meeting. You may cast your vote over the Internet, by telephone, by mail or during the Annual Meeting.

By order of the Board of Directors

MARC D. HAMBURG, Secretary

Omaha, Nebraska

March 17, 2023

A shareholder may request credentials for admission to the meeting by completing and promptly returning to the Company the meeting credential order form accompanying this notice. Otherwise, meeting credentials may be obtained at the meeting by persons identifying themselves as shareholders as of the record date. Possession of a proxy card, a voting information form received from a bank or broker or a broker’s statement showing shares owned on March 8, 2023 along with proper identification will be required.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2023.

The Proxy Statement for the Annual Meeting of Shareholders to be held on May 6, 2023 and the 2022 Annual Report to the Shareholders are available at www.berkshirehathaway.com/eproxy.

BERKSHIRE HATHAWAY INC.

3555 Farnam Street

Omaha, Nebraska 68131

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

May 6, 2023

This statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Berkshire Hathaway Inc. (hereinafter “Berkshire” or “Corporation” or “Company”) of proxies in the accompanying form for the Annual Meeting of Shareholders to be held on Saturday, May 6, 2023 at 4:30 p.m. and at any adjournment thereof. This proxy statement and the enclosed form of proxy were first sent to shareholders on or about March 17, 2023. If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date. Solicitation of proxies will be made at the Corporation’s expense. The Corporation will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its common stock.

As of the close of business on March 8, 2023, the record date for the Annual Meeting, the Corporation had outstanding and entitled to vote 590,238 shares of Class A Common Stock (hereinafter called “Class A Stock”) and 1,298,190,161 shares of Class B Common Stock (hereinafter called “Class B Stock”). Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to one-ten-thousandth (1/10,000) of one vote per share on all matters submitted to a vote of shareholders of the Corporation. The Class A Stock and Class B Stock vote together as a single class on the matters described in this proxy statement. Only shareholders of record at the close of business on March 8, 2023 are entitled to vote at the Annual Meeting or at any adjournment thereof.

The presence at the meeting, in person or by proxy, of the holders of Class A Stock and Class B Stock holding in the aggregate a majority of the voting power of the Corporation’s stock entitled to vote shall constitute a quorum for the transaction of business. A plurality of the votes properly cast for the election of directors by the shareholders attending the meeting, in person or by proxy, will elect directors to office. However, pursuant to the Berkshire Hathaway Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” that director’s election, the nominee shall promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Corporation will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

A majority of votes properly cast upon any other question shall decide the question. Abstentions will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other question. Accordingly, abstentions will have no effect on the election of directors and are the equivalent of an “against” vote on matters requiring a majority of votes properly cast to decide the question. Broker non-votes will not count for purposes of establishing a quorum or as votes cast for the election of directors or any other question and accordingly will have no effect. Shareholders who submit proxies prior to the meeting but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies submitted by other shareholders. Your vote is very important. Whether or not you plan to view the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials, voting instruction form or the proxy card you received.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2023.

The Proxy Statement for the Annual Meeting of Shareholders to be held on May 6, 2023 and the 2022 Annual Report to the Shareholders are available at www.berkshirehathaway.com/eproxy.

1.	ELECTION OF DIRECTORS

At the 2023 Annual Meeting of Shareholders, a Board of Directors consisting of 15 members will be elected, each director to hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

The Governance, Compensation and Nominating Committee (“Governance Committee”) has established certain attributes that it seeks in identifying candidates for directors. In particular, the Governance Committee looks for individuals who have very high integrity, business savvy, an owner-oriented attitude, a deep genuine interest in Berkshire and have had a significant investment in Berkshire shares relative to their resources for at least three years. These are the same attributes that Warren Buffett, Berkshire’s Chairman and CEO, believes to be essential if one is to be an effective member of the Board of Directors. In considering candidates for director, the Governance Committee considers the entirety of each candidate’s credentials in the context of these attributes. In the judgment of the Governance Committee as well as that of the Board as a whole, each of the candidates being nominated for director possesses such attributes.

Upon the recommendation of the Governance Committee and Mr. Buffett, the Board of Directors has nominated for election the 15 current directors.

WARREN E. BUFFETT, age 92, has been a director and the controlling shareholder of the Corporation since 1965 and has been its Chairman and Chief Executive Officer since 1970. Mr. Buffett was a director of The Kraft Heinz Company until April 2018.

Additional Qualifications:

Warren Buffett brings to the Board his 53 years of experience as Chairman and Chief Executive Officer of the Corporation.

GREGORY E. ABEL, age 60, was elected a director of the Corporation and the Corporation’s Vice Chairman – Non-Insurance Operations on January 9, 2018. Between 2008 and January 9, 2018, Mr. Abel served as the Chief Executive Officer of Berkshire Hathaway Energy Company (“BHE”), a 92% owned subsidiary of Berkshire. Mr. Abel has served as BHE’s Chairman since 2011. Mr. Abel also serves as a director of The Kraft Heinz Company and AEGIS Insurance Services Inc., a provider of property and liability insurance for the energy industry.

Additional Qualifications:

Gregory Abel brings to the Board his 30 years of experience in various positions at BHE, including serving as its Chairman and CEO and his five years of experience overseeing Berkshire’s non-insurance businesses. He also brings to the Board his experience as a director of The Kraft Heinz Company.

HOWARD G. BUFFETT, age 68, has been a director of the Corporation since 1993. Since 1999, Mr. Buffett has been the Chairman and Chief Executive Officer of the Howard G. Buffett Foundation, a charitable foundation that directs funding for humanitarian and conservation related issues. Mr. Buffett also serves on the boards of several other charitable organizations. Mr. Buffett was the Sheriff of Macon County, Illinois between September 2017 and December 2018. He was a director of The Coca-Cola Company from December 2010 until April 2017.

Additional Qualifications:

Howard Buffett brings to the Board his experience as the owner of a small business, as a past senior executive of a public corporation, as a former director of other public corporations and as the Chairman and CEO of a large charitable foundation.

SUSAN A. BUFFETT, age 69, was elected a director of the Corporation on October 20, 2021. For more than the past five years, she has been the Chairman of The Sherwood Foundation and the Chairman of The Susan Thompson Buffett Foundation, each of which is a private grant-making foundation based in Omaha, NE. Ms. Buffett also serves on the boards of several other charitable organizations.

Additional Qualifications:

Susan Buffett brings to the Board her experience as the board chair of two large charitable foundations and as a board member of several other charitable organizations.

STEPHEN B. BURKE, age 64, has been a director of the Corporation since 2009. Mr. Burke was the Chairman of NBCUniversal between January 2020 and August 2020 and he was the Chief Executive Officer of NBCUniversal and Senior Executive Vice President of Comcast Corporation between January 2011 and January 2020. From 1998 until 2011, he was the Chief Operating Officer of Comcast Corporation. Mr. Burke is the founder of Madison Valley Partners, a venture capital firm founded in 2019 that invests in climate-centered technology companies. He is also a director of JPMorgan Chase & Co.

Additional Qualifications:

Stephen Burke brings to the Board his experience as a senior executive of a public corporation and his financial expertise as a director of a major banking institution.

KENNETH I. CHENAULT, age 71, was elected a director of the Corporation on May 2, 2020. Mr. Chenault has served as Chairman and a Managing Director of General Catalyst, a venture capital firm, since February 2018. Mr. Chenault previously served as Chief Executive Officer of American Express Company, a financial services company, from January 2001 to February 2018, and as Chairman of American Express Company from April 2001 to February 2018. Mr. Chenault joined American Express in 1981 as Director of Strategic Planning and served subsequently in a number of increasingly senior positions, including Vice Chairman and President and Chief Operating Officer, until his appointment as Chief Executive Officer. Mr. Chenault is a director of Airbnb, a global platform for unique stays and experiences. Mr. Chenault previously served on the boards of directors of Facebook Inc. between 2018 and 2020, International Business Machines Corporation between 1998 and 2019 and The Procter & Gamble Company between 2008 and 2019. Mr. Chenault also serves as a trustee or director of several charitable and non-profit organizations.

Additional Qualifications:

Kenneth Chenault brings to the Board his experience and financial expertise as a past Chief Executive Officer of a large financial services public corporation and a director of other public corporations.

CHRISTOPHER C. DAVIS, age 57, was elected a director on October 20, 2021. Since 1998, he has served as the Chairman of Davis Advisors, an investment management firm. Mr. Davis is also a director of a number of mutual funds advised by Davis Select Advisors as well as other entities controlled by Davis Select Advisors. He is also a director of The Coca-Cola Company and Graham Holdings Company.

Additional Qualifications:

Christopher Davis brings to the Board his experience and financial expertise as the chairman of a large investment management and counseling firm and as a director of two public corporations.

SUSAN L. DECKER, age 60, has been a director of the Corporation since 2007. Ms. Decker also serves on the boards of directors of Costco Wholesale Corporation, Vail Resorts, Inc., Momentive, Chime, Automattic and Vox Media. She is CEO and Founder of Raftr, a community-building and insights platform. From June 2000 to April 2009, Ms. Decker held various executive management positions at Yahoo! Inc., a global Internet brand, including President (June 2007 to April 2009), head of the Advertiser and Publisher Group (December 2006 to June 2007) and Chief Financial Officer (June 2000 to June 2007). Before Yahoo!, Ms. Decker spent 14 years with Donaldson, Lufkin & Jenrette. She is a Chartered Financial Analyst and served on the Financial Accounting Standards Advisory Council for a four-year term, from 2000 to 2004.

Additional Qualifications:

Susan Decker brings to the Board her experience as a past senior executive of a public corporation and a director of public corporations and her financial expertise as a former equity securities analyst and a former member of the Financial Accounting Standards Advisory Council.

CHARLOTTE GUYMAN, age 66, has been a director of the Corporation since 2003. Ms. Guyman serves as a director of two start-up entities, Landings Holdings and Evercase, a trustee of Lakeside School and an advisor for the University of Washington School of Precision Medicine. She was a general manager with Microsoft Corporation until July 1999.

Additional Qualifications:

Charlotte Guyman brings to the Board her experience as a past senior executive of a public corporation and her financial expertise as the former chairman of a major academic medical center.

AJIT JAIN, age 71, was elected a director of the Corporation and its Vice Chairman – Insurance Operations on January 9, 2018. Mr. Jain has been employed by the Berkshire Hathaway Insurance Group since 1986 and has been an Executive Vice President of National Indemnity Company, a wholly owned Berkshire subsidiary, since 1996.

Additional Qualifications:

Ajit Jain brings to the Board his 36 years of experience in managing Berkshire’s reinsurance operations, one of its most important businesses. During this period he has been responsible for overseeing the assessment and pricing of many of the largest and most complex risks ever insured and as a result generating billions of dollars of capital for deployment by the Corporation.

CHARLES T. MUNGER, age 99, has been a director and Vice Chairman of the Corporation’s Board of Directors since 1978. Between 1984 and 2011, he was Chairman of the Board of Directors and Chief Executive Officer of Wesco Financial Corporation, approximately 80% owned by the Corporation during that period. He also served as President of Wesco Financial Corporation between 2005 and 2011. Mr. Munger is a Director of Daily Journal Corporation and a director of Costco Wholesale Corporation.

Additional Qualifications:

Charles Munger brings to the Board his 44 years of experience as Vice Chairman of the Corporation.

THOMAS S. MURPHY, JR., age 63, was elected a director of the Corporation on December 19, 2022. For more than the past five years he has been a partner of Crestview Partners, a private equity firm he co-founded in 2004. Prior to starting Crestview Partners, Mr. Murphy was a partner at Goldman Sachs & Co. Mr. Murphy serves on the boards of New York University, NYU-Langone Health and the Inner-City Scholarship Fund.

Additional Qualifications:

Thomas Murphy brings to the Board his substantial financial experience as a partner of Crestview Partners and as a partner of Goldman Sachs & Co.

RONALD L. OLSON, age 81, has been a director of the Corporation since 1997. For more than the past five years, he has been a partner in the law firm of Munger, Tolles & Olson LLP. He is a Trustee of Western Asset Trusts, a Trustee of California Institute of Technology and a director of Provivi, an emerging crop protection company. Mr. Olson was also a director of Graham Holdings Company until May 2017.

Additional Qualifications:

Ronald Olson brings to the Board his experience and expertise in legal issues and corporate governance as a partner of a law firm and as a former director of public corporations.

WALLACE R. WEITZ, age 73, was elected a director of the Corporation on April 30, 2022. Mr. Weitz founded the investment management firm Weitz Investment Management, Inc. in 1983 as Wallace R. Weitz & Company and has since served in various roles at Weitz Investment Management, including Chief Investment Officer, President and Portfolio Manager. Mr. Weitz manages the Partners III Opportunity Fund and co-manages the Partners Value Fund and Hickory Fund, each of which is managed by Weitz Investment Management. He is on the Board of Directors of Cable One, a leading broadband communication provider. Mr. Weitz is also on the board of trustees for Carleton College and serves on various other non-profit boards.

Additional Qualifications:

Wallace Weitz brings to the Board his substantial financial experience as an investor in public companies and as a director of a public company.

MERYL B. WITMER, age 61, has been a director of the Corporation since 2013. For more than the past five years, Ms. Witmer has been a managing member of the General Partner of Eagle Capital Partners, L.P., an investment partnership. From 1989 through the end of 2000, she was one of two General Partners at Buchanan Parker Asset Management which managed Emerald Partners L.P., an investment partnership. Ms. Witmer was a director of University of Virginia Investment Management Company until December 31, 2022.

Additional Qualifications:

Meryl Witmer brings to the Board her experience and financial expertise as a manager of an investment fund.

When the accompanying proxy is properly executed and submitted, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the 15 nominees identified above. The Corporation expects each nominee to be able to serve if elected, but if any nominee notifies the Corporation before the Annual Meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the directors, may be voted (i) for a substitute nominee or nominees or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

Directors’ Independence

The Governance Committee of the Board of Directors has concluded that the following directors are independent in accordance with the director independence standards of the Securities and Exchange Commission pursuant to Item 407(a) of Regulation S-K and has determined that none of them has a material relationship with the Corporation that would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director: Stephen B. Burke; Kenneth I. Chenault; Christopher C. Davis; Susan L. Decker; Charlotte Guyman; Thomas S. Murphy, Jr.; Meryl B. Witmer; and Wallace R. Weitz.

Howard G. Buffett and Susan A. Buffett are children of Warren E. Buffett. Ronald L. Olson is a partner of the law firm of Munger, Tolles & Olson LLP. Munger, Tolles & Olson LLP rendered legal services to the Corporation and its subsidiaries in 2022 and has been rendering services in 2023. The Corporation and its subsidiaries paid fees of $6 million to Munger, Tolles & Olson LLP during 2022.

Board of Directors’ Leadership Structure and Role in Risk Oversight

Warren E. Buffett is Berkshire’s Chief Executive Officer and Chairman of the Board of Directors. He is Berkshire’s largest shareholder and owns shares of Berkshire that represent approximately 31.5% of the voting interest and 15.6% of the economic interest. As such he may be deemed to be Berkshire’s controlling shareholder. It is Mr. Buffett’s opinion that a controlling shareholder who is active in the business, as is currently the case and has been the case for Mr. Buffett for over 50 years, should hold both roles. This opinion is shared by Berkshire’s Board of Directors.

Mr. Buffett and the other members of the Board of Directors extensively discuss succession planning at each meeting of the Board. Upon his death or inability to manage Berkshire, no member of the Buffett family will be involved in managing Berkshire but, as very substantial Berkshire shareholders, the Buffett family will assist the Board of Directors in picking and overseeing the CEO selected to succeed Mr. Buffett. At that time, Mr. Buffett believes it would be prudent to have a member of the Buffett family serve as the non-executive Chairman of the Board. Ultimately, however, that decision will be the responsibility of the then Board of Directors.

Susan A. Decker is the Board’s lead independent director. Berkshire’s lead independent director does not represent the Board in communications with shareholders and other stakeholders. It is Berkshire’s policy to generally limit such communications to a six-hour question and answer (“Q&A”) session with Berkshire shareholders and stakeholders held each year prior to Berkshire’s annual shareholders meeting. At this session Berkshire’s shareholders and stakeholders have the opportunity to ask questions to Berkshire’s Chairman and its three Vice Chairmen (Warren Buffett, Charlie Munger, Greg Abel and Ajit Jain).

Each Q&A session is held in Omaha, Nebraska and is webcast. Attendees in Omaha as well as shareholders and stakeholders not able to attend the Q&A session are able to ask questions. Questions from those not in attendance can be sent to an independent business reporter (currently Becky Quick of CNBC). Ms. Quick selects questions she believes will have the widest interest. At the Q&A session questions are alternated between shareholders and stakeholders attending in person and Ms. Quick.

Berkshire’s annual report, including Warren Buffett’s annual letter to shareholders as well as its periodic reports filed with the SEC are posted to Berkshire’s web site at www.berkshirehathaway.com. Other than the annual Q&A session and the posting of Berkshire’s annual report and its periodic SEC filings on the internet, Berkshire’s Board does not routinely have communications selectively with shareholders or stakeholders.

As lead independent director, Ms. Decker along with the Board’s Governance, Compensation and Nominating Committee provide recommendations to Warren Buffett regarding potential director candidates. In addition, Ms. Decker provides suggestions to Mr. Buffett and other members of the Board regarding the Board size and composition if Warren Buffett is no longer able to serve as Berkshire’s CEO and Chairman of the Board.

The full Board of Directors has responsibility for general oversight of risks. It receives reports from Mr. Buffett and other members of senior management at least twice a year on areas of risk facing the Corporation. In addition, as part of its charter, the Audit Committee discusses Berkshire’s policies with respect to risk assessment and risk management. Berkshire’s chief risk officer is its Chairman and CEO, Warren Buffett. Mr. Buffett and the members of the Audit Committee believe it is important that the full Board have overall responsibility for risk oversight. Berkshire rarely utilizes outside advisors and experts to anticipate future threats and trends. Mr. Buffett along with Berkshire’s three Vice Chairmen are continually assessing risks.

Board of Directors’ Meetings

Board of Directors’ actions were taken in 2022 at the Annual Meeting of Directors that followed the 2022 Annual Meeting of Shareholders and at three special meetings and upon two occasions by directors’ unanimous written consent. Each then current director attended all meetings of the Board and of the Committees of the Board on which he or she served. Directors are encouraged but not required to attend annual meetings of the Corporation’s shareholders.

Meetings of Independent Directors

Two meetings of independent directors were held during 2022. A shareholder or other interested party wishing to contact the non-management directors or independent directors, as applicable, should send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is to be forwarded to the Corporation’s non-management directors or independent directors, as applicable.

Board of Directors’ Committees

The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934. During 2022, the Audit Committee consisted of Susan L. Decker, Christopher C. Davis and Meryl B. Witmer. At the beginning of 2023, Wallace R. Weitz became a member of the Audit Committee. The Board of Directors has determined that Ms. Decker is an “audit committee financial expert” as that term is used in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act. All current members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3 under the Securities Exchange Act and in Section 303A of the New York Stock Exchange Listed Company Manual. The Audit Committee assists the Board with oversight of a) the integrity of the Corporation’s financial statements, b) the Corporation’s compliance with legal and regulatory requirements and c) the qualifications and independence of the Corporation’s independent public accountants and internal audit function. The Audit Committee meets periodically with the Corporation’s independent public accountants, Director of Internal Auditing and members of management and reviews the Corporation’s accounting policies and internal controls. The Audit Committee also selects the firm of independent public accountants to be retained by the Corporation to perform the audit. The Audit Committee held six meetings during 2022. The Board of Directors adopted an Audit Committee Charter on April 29, 2000, which was subsequently amended and restated on March 2, 2004. The amended Audit Committee Charter is available on Berkshire’s website at www.berkshirehathaway.com.

The Board of Directors has established a Governance, Compensation and Nominating Committee (“Governance Committee”) and adopted a charter to define and outline the responsibilities of its members. A copy of the Governance Committee’s Charter is available on Berkshire’s website at www.berkshirehathaway.com. During 2022, the Governance Committee consisted of Stephen B. Burke, Kenneth I. Chenault and Charlotte Guyman, all of whom are independent directors in accordance with the New York Stock Exchange director independence standards.

The role of the Governance Committee is to assist the Board of Directors by a) recommending governance guidelines applicable to Berkshire; b) identifying, evaluating and recommending the nomination of Board members; c) setting the compensation of Berkshire’s Chief Executive Officer and performing other compensation oversight; and d) assisting the Board with other related tasks, as assigned from time to time. The Governance Committee met twice during 2022.

Director Nominations

Berkshire does not have a policy regarding the consideration of diversity in identifying nominees for director. In identifying director nominees, the Governance Committee does not seek diversity, however defined. Instead, as previously discussed, the Governance Committee looks for individuals who have very high integrity, business savvy, an owner-oriented attitude, a deep genuine interest in the Company and have had a significant investment in Berkshire shares relative to their resources for at least three years. With respect to the selection of director nominees at the 2023 Annual Meeting of Shareholders, the Governance Committee recommends the Board nominate the 15 directors currently serving on the Board.

Berkshire’s Governance Committee has a policy under which it will consider director recommendations presented by shareholders. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The Secretary must receive the recommendation by December 15, 2023, for it to be considered by the Committee for the 2024 Annual Meeting of Shareholders. The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications. At a minimum, candidates recommended for nomination to the Board of Directors must meet the director independence standards of the New York Stock Exchange. The Governance Committee’s policy provides that candidates recommended by shareholders will be evaluated using the same criteria as are applied to all other candidates. In particular, any recommended candidate should own Berkshire stock that has represented a substantial portion of the candidate’s investment portfolio for at least three years.

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Business Conduct and Ethics for all Berkshire directors, officers and employees as well as directors, officers and employees of each of its subsidiaries. The Code of Business Conduct and Ethics is available on Berkshire’s website at www.berkshirehathaway.com.

Related Persons Transactions

The Charter of the Audit Committee requires that the Audit Committee approve or ratify any Related Persons Transaction (“Transaction”) as defined in the regulations of the Securities and Exchange Commission. The Audit Committee has established procedures that require that all requests for approval of proposed Transactions or ratification of Transactions be referred to the Chairperson of the Audit Committee or directly to the full committee. The full committee reviews any Transaction which the Chairperson concludes is material to the Company or which the Chairperson is unable to review. Only Transactions which the Audit Committee or its Chairperson finds to be in the best interests of Berkshire and its shareholders are approved or ratified. The Chairperson reports all Transactions which she reviews to the Audit Committee annually for ratification.

Until June 29, 2022, Mr. Abel was the holder of approximately 1% of the voting stock of Berkshire Hathaway Energy Company (“BHE”) in which the Corporation then owned approximately 91% of the voting stock. On June 29, 2022, in accordance with the terms of an agreement with the Corporation and BHE, Mr. Abel sold all of his voting stock to BHE for approximately $870 million.

The family members of Walter Scott, who was a Berkshire director until his death in September 2021, and related entities (the “Walter Scott Interests”) own approximately 8% of the voting stock of BHE. The Walter Scott Interests have an agreement with the Corporation that requires the Walter Scott Interests prior to selling any BHE shares to give the Corporation the right to purchase the shares (if the Corporation is legally permitted to buy them) or to assign its right to purchase to a third party (if not legally permitted to buy them). That same agreement gives the Walter Scott Interests the right to put the shares to the Corporation (if the Corporation is legally permitted to buy them) at fair market value to be determined by independent appraisal if the sellers do not agree with the price offered by the Corporation, and payable in Berkshire shares.

Governance Committee Interlocks and Insider Participation

The Governance Committee of our Board of Directors currently consists of Charlotte Guyman, Stephen B. Burke, Kenneth I. Chenault and Thomas S. Murphy, Jr. None of these individuals has at any time been an officer or employee of the Company. During 2022, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board of Directors served as an executive officer.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to promote effective governance of the Corporation. The Corporate Governance Guidelines are available on Berkshire’s website at www.berkshirehathaway.com.

Director Compensation

Directors of the Corporation or its subsidiaries who are employees or spouses of employees do not receive fees for attendance at directors’ meetings. A director who is not an employee or a spouse of an employee receives a fee of $900 for each meeting attended in person and $300 for participating in any meeting conducted by telephone. A director who serves as a member of the Audit Committee receives a fee of $1,000 quarterly. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of directors or shareholders. The Company does not provide directors and officers liability insurance to its directors.

The following table provides compensation information for the year ended December 31, 2022 for each non-management member who was a member of the Corporation’s Board of Directors during 2022.

	Fees Earned or Paid in Cash	Total
Howard G. Buffett	$3,000	$3,000
Susan A. Buffett	3,000	3,000
Stephen B. Burke	3,000	3,000
Kenneth I. Chenault	3,000	3,000
Christopher C. Davis	7,000	7,000
Susan L. Decker	7,000	7,000
David S. Gottesman(1)	600	600
Charlotte Guyman	4,000	4,000
Thomas S. Murphy(1)	1,000	1,000
Thomas S. Murphy, Jr.	—	—
Ronald L. Olson	3,000	3,000
Wallace R. Weitz	2,700	2,700
Meryl B. Witmer	7,000	7,000

(1)	Mr. Murphy resigned from the Board on February 14, 2022 and Mr. Gottesman died on September 28, 2022.

Compensation Discussion and Analysis

Berkshire’s program regarding compensation of its executive officers is different from most public company programs. Mr. Buffett’s and Mr. Munger’s compensation is reviewed annually by the Governance Committee of the Corporation’s Board of Directors. Due to Mr. Buffett’s and Mr. Munger’s desire that their compensation remain unchanged, the Committee has not proposed an increase in Mr. Buffett’s or Mr. Munger’s compensation since the Committee was created in 2004. Prior to that time, Mr. Buffett recommended to the Board of Directors the amount of his compensation and Mr. Munger’s. Mr. Buffett’s annual compensation and Mr. Munger’s annual compensation have been $100,000 for more than 25 years and Mr. Buffett has advised the Committee that he would not expect or desire such compensation to increase in the future.

The Committee has established a policy that neither the profitability of Berkshire nor the market value of its stock are to be considered in the compensation of any executive officer. Under the Committee’s compensation policy, Berkshire does not grant stock options to executive officers. The Committee has delegated to Mr. Buffett the responsibility for setting the compensation of Mr. Abel, Vice Chairman-Non Insurance Operations, Mr. Jain, Vice Chairman-Insurance Operations and Marc Hamburg, Berkshire’s Senior Vice President/Chief Financial Officer and Secretary.

Mr. Buffett will on occasion utilize Berkshire personnel and/or have Berkshire pay for minor items such as postage or phone calls that are personal. Mr. Buffett reimburses Berkshire for these costs by making an annual payment to Berkshire in an amount that is equal to or greater than the costs that Berkshire has incurred on his behalf. During 2022, Mr. Buffett reimbursed Berkshire $50,000. Berkshire provides personal and home security services for Mr. Buffett. The cost for these services was $301,589 in 2022. Berkshire’s Board of Directors believe that in light of Mr. Buffett’s critical role as Berkshire’s CEO and given that Mr. Buffett spends a significant amount of his time while at home on Berkshire business matters that such costs represent bona fide business expenses. None of Berkshire’s named executive officers use Company cars or belong to clubs to which the Company pays dues. It should also be noted that neither Mr. Buffett nor Mr. Munger utilize corporate-owned aircraft for personal use. Each of them is personally a fractional NetJets owner, paying standard rates, and they use Berkshire-owned aircraft for business purposes only.

Factors considered by Mr. Buffett in setting the compensation for Mr. Abel, Mr. Jain and Mr. Hamburg are typically subjective, such as his perception of each of their performance and any changes in functional responsibility. Prior to the appointments of Mr. Abel and Mr. Jain as Berkshire Vice Chairmen in 2018, Mr. Buffett set the compensation for each of the CEOs of Berkshire’s significant operating businesses. However, since 2018, it has been the responsibility of Mr. Jain to set the compensation for the CEOs of Berkshire’s insurance businesses and the responsibility of Mr. Abel to set the compensation for the CEOs of Berkshire’s other businesses. Mr. Jain and Mr. Abel use the same general criteria as had been used by Mr. Buffett. Many different incentive arrangements are utilized, with their terms dependent on such elements as the economic potential or capital intensity of the business. The incentives can be large and are always tied to the operating results for which the CEO has authority and are related to measures over which the CEO has control.

The following table discloses the compensation received for the three years ended December 31, 2022 by the Corporation’s Chief Executive Officer, its other executive officers and its Chief Financial Officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation			All Other Compensation		Total Compensation
		Salary	Bonus
Warren E. Buffett	2022	$100,000	$—		$301,589	(1)	$401,589
Chief Executive Officer/Chairman	2021	100,000	—		273,204	(1)	373,204
	2020	100,000	—		280,328	(1)	380,328

Charles T. Munger	2022	100,000	—		—		100,000
Vice Chairman of the Board	2021	100,000	—		—		100,000
	2020	100,000	—		—		100,000

Gregory E. Abel	2022	16,000,000	3,000,000	(2)	15,250	(3)	19,015,250
Vice Chairman-Non Insurance Operations	2021	16,000,000	3,000,000	(2)	14,500	(3)	19,014,500
	2020	16,000,000	3,000,000	(2)	14,250	(3)	19,014,250

Ajit Jain	2022	16,000,000	3,000,000	(2)	15,250	(3)	19,015,250
Vice Chairman-Insurance Operations	2021	16,000,000	3,000,000	(2)	14,500	(3)	19,014,500
	2020	16,000,000	3,000,000	(2)	14,250	(3)	19,014,250

Marc D. Hamburg	2022	3,567,300	—		17,330	(3)	3,584,630
Senior Vice President/CFO	2021	3,312,500	—		14,500	(3)	3,327,000
	2020	3,250,000	—		14,250	(3)	3,264,250

(1)

Represents the costs of personal and home security services provided for Mr. Buffett and paid by Berkshire. The costs of personal and home security are being reported as all other compensation as required by SEC Release No. 33872A.

(2)	Discretionary bonus authorized by Mr. Buffett.

(3)	Represents contributions to subsidiary defined contribution plans and in 2022 includes personal aircraft use by Mr. Hamburg of $2,080.

Governance, Compensation and Nominating Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2023 Shareholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on the review and discussion referred to on page 7, we recommend that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Submitted by the members of the Governance, Compensation and Nominating Committee of the Board of Directors.

Charlotte Guyman, Chairman	Kenneth I. Chenault
Stephen B. Burke

PAY
VERSUS PERFORMANCE TABLE

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based on:		Net (3) Earnings (in $billions)	Company (4) Selected Measure
					Total (1) Shareholder Return ($)	Peer Group (2) Total Shareholder Return ($)
2022	401,589	401,589	10,428,782	10,428,782	138.01	151.66	(22.8)
2021	373,204	373,204	10,364,000	10,364,000	132.71	127.58	89.8
2020	380,328	380,328	10,348,188	10,348,188	102.42	106.96	42.5

(1)	Represents the cumulative total return on $100 invested in Berkshire Common Stock on December 31, 2019 as of December 31 of each year listed in the table.

(2)
It is difficult to identify a Berkshire peer group. Berkshire uses the S&P 500 Property & Casualty Index in preparing its performance graph as required by Item 201(e) of Regulation
S-K.
Accordingly that index is utilized for purposes of preparing the Pay Versus Performance Table.

(3)
Under existing Generally Accepted Accounting Principles, unrealized gains and losses on equity security investments are required to be included in earnings. Accordingly, due to the large size of Berkshire’s equity investment portfolio and the volatility in equity markets there can be significant volatility in Berkshire’s periodic net earnings.

(4)	Berkshire does not use any financial performance measure in setting the compensation of its PEO (Principal Executive Officer) or for its NEOs (Non-PEO named executive officers).
CEO Pay Ratio
As mandated by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and required under Item 402(u) of Regulation
S-K
(“Item 402(u)”), we are disclosing the median of the annual total compensation of all employees of Berkshire and its subsidiaries other than Berkshire’s CEO and the annual total compensation of Berkshire’s CEO, Warren E. Buffett. In preparing this disclosure, Berkshire considered the fact that on September 21, 2017, the Securities & Exchange Commission (“SEC”) issued interpretive guidance to assist registrants in complying with the SEC’s Pay Ratio reporting requirements. Among other things, the SEC’s guidance addressed the use of reasonable estimates, assumptions and methodologies.
Berkshire also considered that Mr. Buffett’s annual compensation has been $100,000 for more than the past 25 years and that Mr. Buffett receives no bonus or any form of equity-based compensation. Additionally, Berkshire has over 60 separate operating groups, many of whom have multiple separate operating groups. Accordingly, the identification of the median employee’s annual total compensation of the 382,000 Berkshire subsidiary employees is a significant task.
In light of the fact that Mr. Buffett’s total compensation is far less than almost all public company CEOs, Berkshire believed that the cost/benefit of complying precisely with the requirements of Item 402(u) would provide little, if any, useful information to its shareholders. Therefore, Berkshire used a judgmental sample representing approximately 2/3 of the total employees of Berkshire and its subsidiaries to determine the median employee’s compensation.
The median employee was determined as of December 31, 2020 using 2020
W-2
wages for all U.S. employees and equivalent taxable compensation for all
non-U.S.
employees included in the sample. The median employee determination included all employees within the sample group who were employed at December 31, 2020. The annual total compensation for the median employee was calculated using the same methodology for calculating the total compensation in accordance with Item 402(c)(2)(x) of
Regulation S-K.
Instruction 2 to Item 402(u) of Regulation
S-K
states that a registrant is required to identify its median employee once every three years provided that during the last completed year there has been no change in a registrant’s employee population or employee compensation arrangements that the registrant reasonably believes would result in a significant change to its pay ratio disclosure. Berkshire does not believe that there have been any changes in its employee population or employee compensation arrangements that would result in a significant change in its pay ratio disclosure.
Accordingly, Berkshire intended to use the same employee identified in 2020 for its 2022 pay ratio calculation. However, during 2020 that employee received a promotion. Berkshire reasonably believes that continuing to use the 2020 median employee would result in a significant change in the pay ratio disclosure. Therefore, as permitted by Instruction 2 to Item 402(u) of Regulation
S-K,
Berkshire is using another employee whose compensation was substantially similar to that of the original median employee.
Based on the information obtained as described in the preceding paragraphs, the ratio of Mr. Buffett’s annual total compensation ($401,589) to the annual total compensation of the median employee in 2022 ($
62,691
) was 6.41 to 1.

Independent Public Accountants

Deloitte & Touche LLP (“Deloitte”) served as the Corporation’s principal independent public accountants for 2022. Representatives from that firm will be present at the Annual Meeting of Shareholders, will be given the opportunity to make a statement if they so desire and will be available to respond to any appropriate questions. The Corporation has not selected independent public accountants for the current year, since its normal practice is for the Audit Committee of the Board of Directors to make such selection later in the year. The following table shows the fees paid or accrued for audit services and fees paid for audit-related, tax and all other services rendered by Deloitte for each of the last two years (in millions):

	2022	2021
Audit Fees (a)	$52.1	$47.3
Audit-Related Fees (b)	0.9	1.4
Tax Fees (c)	0.5	0.3
Other	0.6	0.1

	$54.1	$49.1

(a)

Audit fees include fees for the audit of the Corporation’s consolidated financial statements and interim reviews of the Corporation’s quarterly financial statements, audit services provided in connection with required statutory audits of many of the Corporation’s insurance subsidiaries and certain of its non-insurance subsidiaries and comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b)

Audit-related fees primarily include fees for certain audits of subsidiaries not required for purposes of Deloitte’s audit of the Corporation’s consolidated financial statements or for any other statutory or regulatory requirements, audits of certain subsidiary employee benefit plans and consultations on various accounting and reporting matters.

(c)

Tax fees include fees for services relating to tax compliance, tax planning and tax advice. These services include assistance regarding federal, state and international tax compliance, tax return preparation and tax audits.

The Audit Committee has considered whether the non-audit services provided to the Company by Deloitte impaired the independence of Deloitte and concluded that they did not.

All of the services performed by Deloitte were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee on May 5, 2003. The policy provides guidelines for audit, audit-related, tax and other non-audit services that may be provided by Deloitte to the Company. The policy (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that Deloitte’s independence is not impaired; (b) describes the audit, audit-related and tax services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services.

Report of the Audit Committee

February 22, 2023

To the Board of Directors of Berkshire Hathaway Inc.

We have reviewed and discussed the consolidated financial statements of the Corporation and its subsidiaries to be set forth in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022 with management of the Corporation and Deloitte & Touche LLP, independent public accountants for the Corporation.

We have also discussed with Deloitte & Touche LLP the matters required by the Public Company Accounting Oversight Board (“PCAOB”) to be discussed, as adopted in Auditing Standard No. 16 (Communications with Audit Committees). We have received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable PCAOB requirements for independent accountant communications with audit committees with respect to auditor independence and have discussed with Deloitte & Touche LLP its independence from the Corporation.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Corporation’s independent public accountants. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the Corporation’s independent public accountants with respect to such financial statements.

Based on the review and discussions with management of the Corporation and Deloitte & Touche LLP referred to above, we recommend to the Board of Directors that the Corporation publish the consolidated financial statements of the Corporation and subsidiaries for the year ended December 31, 2022 in the Corporation’s Annual Report on Form 10-K.

Submitted by the members of the Audit Committee of the Board of Directors.

Susan L. Decker, Chairperson	Wallace R. Weitz
Christopher C. Davis	Meryl B. Witmer

Security Ownership of Directors and Executive Officers

Beneficial ownership of the Corporation’s Class A and Class B Stock on March 8, 2023 by the executive officers and directors of the Corporation is shown in the following table:

Name	Title of Class of Stock	Shares Beneficially Owned (1)		Percentage of Outstanding Stock of Respective Class (1)	Percentage of Aggregate Voting Power of Class A and Class B (1)	Percentage of Aggregate Economic Interest of Class A and Class B (1)
Warren E. Buffett	Class A	227,416		38.5
	Class B	276		*	31.6 (2)	15.6
Gregory E. Abel	Class A	173	(3)	*
	Class B	2,363	(3)	*	*	*
Howard G. Buffett	Class A	660	(4)	0.1
	Class B	2,450	(4)	*	0.1	*
Susan A. Buffett	Class A	80	(5)	*
	Class B	4,378,644	(5)	0.3	0.1	0.2
Stephen B. Burke	Class A	28		*
	Class B	—
Kenneth I. Chenault	Class A	3		*
	Class B	1,855		*	*	*
Christopher C. Davis	Class A	36		*
	Class B	2,666		*	*	*
Susan L. Decker	Class A	—
	Class B	3,125		*	*	*
Charlotte Guyman	Class A	59		*
	Class B	—
Ajit Jain	Class A	316	(6)	0.1
	Class B	159,729	(6)	*	*	*
Charles T. Munger	Class A	4,170		0.7
	Class B	643		*	0.6	0.3
Thomas S. Murphy, Jr.	Class A	96		*
	Class B	—
Ronald L. Olson	Class A	145	(7)	*
	Class B	27,742	(7)	*	*	*
Wallace R. Weitz	Class A	174	(8)	*
	Class B	—
Meryl B. Witmer	Class A	11	(9)	*
	Class B	2,000		*	*	*
Directors and executive	Class A	233,367		39.5
officers as a group	Class B	4,581,493		0.4	32.5	16.2
*	less than 0.1%

(1)

Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. Each share of Class A Stock is convertible into 1,500 shares of Class B Stock. Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Class B Stock which such shareholder may acquire upon conversion of the Class A Stock. In order to avoid overstatement, the amount of Class B Stock beneficially owned does not take into account shares of Class B Stock which may be acquired upon conversion.

(2)

Mr. Buffett has entered into a voting agreement with Berkshire providing that, should the combined voting power of Berkshire shares as to which Mr. Buffett has or shares voting and investment power exceed 49.9% of Berkshire’s total voting power, he will vote those shares in excess of that percentage proportionately with votes of the other Berkshire shareholders.

(3)

Includes 173 Class A shares and 2,289 Class B shares held by a trust for which Mr. Abel is a trustee but with respect to which he disclaims any beneficial interest and 74 Class B shares held by Mr. Abel as custodian for members of his family but with respect to which he disclaims any beneficial interest.

(4)	Includes 650 Class A shares held by a private foundation for which Mr. Buffett possesses voting and investment power but with respect to which he disclaims any beneficial interest.

(5)	Includes 56 Class A shares and 4,378,194 Class B shares held by two private foundations for which Ms. Buffett possesses voting power but with respect to which she disclaims any beneficial interest.

(6)

Includes 151 Class A shares owned by trusts for the benefit of Mr. Jain’s children and grandchildren. Also includes 158,903 Class B shares owned by a private foundation for which Mr. Jain possesses voting and investment power but with respect to which he disclaims any beneficial interest.

(7)

Includes 29 Class A shares and 1,297 Class B shares held by a trust for which Mr. Olson is a trustee and 1,515 Class B shares held by a charitable foundation but with respect to which Mr. Olson disclaims any beneficial interest.

(8)	Includes 154 Class A shares held by a private foundation for which Mr. Weitz possesses voting and investment power but with respect to which he disclaims any beneficial interest.

(9)	Includes 4 shares in which Ms. Witmer is a trustee but with respect to which she disclaims any beneficial interest. Does not include 4 Class A shares owned by Ms. Witmer’s husband.

Security Ownership of Certain Beneficial Owners

Warren E. Buffett, whose address is 3555 Farnam Street, Omaha, NE 68131, is a nominee for director and the beneficial owner of more than 5% of the Corporation’s Class A Stock. FMR LLC, whose address is 245 Summer Street, Boston, MA 02210, reported on a Form 13-G filed with the Securities and Exchange Commission (“SEC”) on February 9, 2023 it was the beneficial owner of 31,933 shares of Class A Stock. Such shares represent approximately 5.4% of the outstanding shares of Class A Stock. Blackrock Inc. whose address is 55 East 52nd Street, New York, NY 10055, reported on a Form 13-G filed with the SEC on February 3, 2023 it was the beneficial owner of 104,566,414 shares of Class B Stock. Such shares represent approximately 8.0% of the outstanding shares of Class B Stock. The Vanguard Group, whose address is 100 Vanguard Boulevard, Malvern, PA 19355, reported on a Form 13-G filed with the SEC on February 9, 2023 it was the beneficial owner of 138,242,690 shares of Class B Stock. Such shares represent 10.6% of the outstanding shares of Class B Stock. State Street Corporation, whose address is 1 Lincoln Street, Boston, MA 02111, reported on a Form 13-G filed with the SEC on February 10, 2023 it was the beneficial owner of 71,995,635 shares of Class B Stock. Such shares represent 5.5% of the outstanding shares of Class B Stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by the regulations of the Securities and Exchange Commission to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by the Corporation, and written representations from certain reporting persons that no Section 16(a) forms were required for those persons, the Corporation believes that during 2022 all filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with.

Communications with the Board of Directors

Shareholders and other interested parties who wish to communicate with the Board of Directors or a particular director may send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Company’s 2020 Annual Meeting of Shareholders, 92.2% of the votes cast on the advisory vote on the executive compensation proposal were in favor of our executive compensation policies. The Board of Directors and Governance Committee reviewed these results and determined that, given the significant level of support, no changes to our executive compensation policies were necessary at that time. In addition, at the Company’s 2020 Annual Meeting of Shareholders, 75.0% of the votes cast were in favor of holding an advisory vote on executive compensation every three years. The Governance Committee reviewed these results and determined that the Company’s shareholders should vote on a say-on-pay proposal every three years. Accordingly, a say-on-pay vote is being taken at this year’s Annual Meeting of Shareholders.

Resolved, that the shareholders of the Company approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion, in the Company’s 2023 Annual Meeting Proxy Statement.

This is an advisory vote, and is not binding on the Company. The Board and the Governance, Compensation and Nominating Committee, which is comprised of independent directors, expect to take into account the outcome of this vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. Shareholders are encouraged to read the Company’s disclosure pursuant to Item 402, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure, in this proxy statement.

The Board of Directors recommends that you vote FOR the approval, on an advisory basis, of the resolution approving the Company’s executive compensation. Proxies given without instructions will be voted FOR approval of this resolution.

3.	ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, in addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, requires that the Company not less frequently than every six years provide shareholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years. The last such vote occurred at the 2020 Annual Meeting of Shareholders.

The Board continues to believe that a frequency of “every three years” for the advisory vote on executive compensation is the most appropriate choice for conducting and responding to a “say-on-pay” vote for the Company. Shareholders who have concerns about executive compensation during the interval between “say-on-pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to “Communications with the Board of Directors” in this proxy statement for information about communicating with the Board.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation.

Shareholders are being asked to vote on the following resolution:

Resolved, that the shareholders of the Company determine, on an advisory basis, that the frequency with which the shareholders of the Company shall have an advisory vote on the compensation of the Company’s Named Executive Officers set forth in the Company’s proxy statement is:

Choice 1 – every year;

Choice 2 – every two years;

Choice 3 – every three years; or

Choice 4 – abstain from voting.

Although this advisory vote on the frequency of the “say-on-pay” vote is non-binding, the Board and the Governance Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The Board of Directors recommends that you vote for “Choice 3 – every three years” for future advisory votes on executive compensation, and proxies given without instruction will be so voted.

4.	SHAREHOLDER PROPOSAL

The California Public Employees’ Retirement System (CalPERS) and Caisse de Dépôt et Placement du Québec (CDPQ) are each owners of shares of Berkshire Common Stock with a value in excess of $25,000 for at least one year and are co-sponsoring, and have given notice that a representative from CalPERS intends to present for action at the meeting, the following proposal.

Resolved: In the interest of the long-term success of Berkshire Hathaway Inc. (the “Company”) and so investors can manage risk more effectively, shareholders request the board of the Company publish an annual assessment addressing how the Company manages physical and transitional climate-related risks and opportunities, commencing prior to its 2024 annual shareholders’ meeting. Shareholders recommend the assessment include a summary of risks and opportunities at the parent Company level, and for only those Company subsidiaries and investee organizations that the board believes could be materially impacted by climate change and the energy transition, disclosed in accordance with the Taskforce on Climate-related Financial Disclosure (TCFD) recommendations.

The assessment may be a stand-alone report or incorporated into existing reporting, be prepared at a reasonable cost, and omit proprietary information.

Supporting Statement: Climate change and the transition to a low-carbon economy pose critical risks to investors. All companies should appraise and disclose physical and transitional climate risks. The Company’s current disclosures are insufficient for investors to fully appraise climate-related risks and opportunities.

It is important to recognize that shareholders can purchase shares only in the combined parent-company entity – not in the individual subsidiaries that may or may not have climate risk exposure. A parent Company climate risk disclosure to investors does not currently exist, is needed, and entails a modest degree of reporting centralization.

Unfortunately the Company continues to stand out as a laggard on climate-risk reporting relative to the broader market. Over 3,900 companies globally support the TCFD recommendations, with 132 of the Climate Action 100+ companies already reporting in line with this framework.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal. Berkshire does not believe that publishing an annual assessment addressing how the Company manages physical and transitional climate-related risks and opportunities at the parent company level is appropriate.

Several of Berkshire’s operating companies report their greenhouse gas emissions data and discuss climate-related risks and opportunities in their own reports that are linked on Berkshire’s website. Additionally, in Berkshire’s 2021 Annual Report, Greg Abel, Vice Chairman-Non Insurance Operations, provided shareholders with incremental detail on the greenhouse gas emissions of BNSF and Berkshire Hathaway Energy, which collectively represent more than 90% of Berkshire’s direct emissions. This detail included 2021 annual emissions data in comparison to respective base years and 2030 targets, as well as a discussion of the efforts being undertaken by the businesses to further reduce their greenhouse gas emissions. The managers of Berkshire’s subsidiaries will continue to own all business decisions, including their approach to sustainability and related environmental outcomes, as they are best positioned to deliver on ever-changing customer expectations regarding sustainability, while also driving value for Berkshire’s shareholders.

The Berkshire Board’s governance and oversight of risks includes the oversight of climate-related risks. The Board believes the information provided in the 2021 Annual Report, representing more than 90% of Berkshire’s direct emissions, was the appropriate step to undertake as the U.S. Securities and Exchange Commission considers rules on the enhancement and standardization of climate-related disclosures to avoid unnecessary, duplicative or potentially inconsistent reporting. The Board recommends that our shareholders vote against this proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

5.	SHAREHOLDER PROPOSAL

The Office of the Treasurer for the State of Illinois as Trustee of the Bright Start College Savings Trust and Robeco are each owners of shares of Berkshire Common Stock with a value in excess of $25,000 for at least one year and are co-sponsoring and have given notice that a representative from the Bright Start College Savings Trust intends to present for action at the meeting the following proposal.

Resolved: Shareholders of Berkshire Hathaway Inc. (the “Company”) request that its Board of Directors (the “Board”) disclose in their annual proxy statement how climate-related risks are being governed by the company, including, but not limited to, the audit committee’s oversight of climate risks and disclosures. The disclosure should also include:

1.

If and how the company is testing the impacts of climate-related risks on the business, including how assumptions from low-carbon scenarios would affect assumptions, costs, estimates, and valuations underlying its financial statements;

2.	The degree to which the company deems directors to be competent in climate-related risks and any internal or external training that the board received on climate and ESG matters; and
3.	If and how climate and ESG attributes are considered in director elections and succession planning.

The disclosures should be made at reasonable cost to the company and omitting any proprietary information.

Supporting Statement: Over the past year Berkshire Hathaway has made steps to clarify to investors how climate-related risks and opportunities are managed by the board by designating responsibility of these matters to the audit committee. As the risks related to climate change and the energy transition proliferate, this oversight is critical to ensure that these risks are being appropriately overseen and managed. Therefore, it is important that the company discloses how the changes to the audit committee charter have been implemented.

Climate-related impacts are already having a material impact on the company, including, but not limited, to the impact of hurricanes and floods on the earnings of the insurance business. To ensure that these financial impacts are contained in the future, it is essential for the board to be aware of how these impacts will arise and how they might impact the future financial performance of the company. Both physical and transitional climate-related risks are complex to understand and require a deep understanding of the implications of various climate scenarios. Investors expect all board members to be educated on climate-related matters.

Climate Action 100+, an investor-led initiative to ensure the world’s largest corporate greenhouse gas (“GHG”) emitters take necessary action on climate change, conducts an assessment of top carbon emitting companies against ten indicators, evaluating company performance on its transition to a net zero emissions future. The assessment reviews corporate disclosures on GHG emissions, capital allocation alignment, and climate governance among other factors. Berkshire Hathaway fails to meet the criteria on any of the ten indicators.1

As governments around the world have committed to reduce emissions to net zero and mitigate warming to well below 2°C with the ambition of achieving 1.5°C, it is particularly important that the board is able to demonstrate its understanding of how the company will perform under such conditions and that these risks are accounted for.

We urge shareholders to vote for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Climate-related risks and opportunities are addressed at the operating company level and considered by the Board and the Audit Committee simultaneously with enterprise and shareholder risk, in conjunction with the materiality of the company’s individual contribution to Berkshire’s consolidated net income.

Berkshire publishes its Corporate Governance Guidelines on its website at: https://berkshirehathaway.com/govern/corpgov.pdf. These guidelines specify director qualifications, including very high integrity, business savvy, an owner-oriented attitude and a genuine interest in the Company.

1 “Company Assessment Berkshire Hathaway.” Climate Action 100+, available at:

https://www.climateaction100.org/company/berkshire-hathaway/.

The Audit Committee receives quarterly updates on various sustainability matters across the non-insurance operations businesses. Berkshire’s experience in monitoring and assessing risk by its insurance operations lends additional expertise in examining the risks associated with climate change, including natural catastrophe, transition and regulatory risks.

Berkshire’s Board believes that the scope of the information and analysis requested by the resolution is unnecessary and inappropriate for inclusion in a proxy statement. The Board recommends that our shareholders vote against this proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

6.	SHAREHOLDER PROPOSAL

As You Sow on behalf of Elizabeth Kantor Trust U/A DTD 3/11/1993, owner of shares of Berkshire Common Stock with a value in excess of $2,000 for at least three years, intends to present for action at the meeting the following proposal.

Whereas: Insurance companies have a critical role to play in meeting the Paris Agreement’s 1.5 degrees Celsius (“1.5°C”) goal, requiring Net Zero greenhouse gas (GHG) emissions by 2050. Projections2 show that limiting global warming to 1.5°C versus 2 degrees will save $20 trillion globally by 2100, while exceeding 2 degrees could lead to hundreds of trillions in damages.3 The U.S. insurance industry is under increasing pressure to address its contributions to climate change from underwriting, insuring, and investing in high emitting activities.4

These financial activities contribute to systemic portfolio risk to the global economy, investors, and insurers’ profitability.

Growing public pressure for the insurance industry to account for its climate-related risks is exemplified by legislation passed in Connecticut requiring regulators to incorporate emissions reduction targets into their supervision of insurers.5

Shareholders are concerned that Berkshire Hathaway Inc. (“Berkshire”) is not adequately reducing the climate footprint of its insurance operations, which make up over 26% of its business and is its largest value segment.6 This failure creates significant risk. Berkshire reported pre-tax losses of $3.4 billion from Hurricane Ian in 2022 and an insurance and reinsurance underwriting loss of $962 million, up from a $784 million loss last year.7 This follows a larger global trend: insured losses from natural disasters exceeding those from the prior 10 years, with $150 billion in 2021 alone.8

Berkshire is a laggard on climate in the global insurance sector, scoring 0 of 10 in a survey of the 30 largest global insurers; its ranking has declined year over year since 2018.9 Berkshire also earned a zero in recent scoring by the Climate Action 100+ for lack of compliance with the Net Zero Company Benchmark.10 In contrast, peers are beginning to address the GHG emissions associated with their underwriting and investment activities. 29 global insurers have joined the United Nations’ Net Zero Insurance Alliance, committing to transition emissions from insurance and reinsurance underwriting portfolios to Net Zero by 2050.

Berkshire does not measure or disclose its financed emissions, including those attributable to underwriting and insuring, nor has it adopted targets aligned with the Paris Agreement’s 1.5°C goal. In 2022, 46.7% of independent shareholders voted in favor of a resolution seeking 1.5 degree-aligned goals. Since the vote, Berkshire has not taken responsive action.

Be It Resolved: Shareholders request that Berkshire issue a report, at reasonable cost and omitting proprietary information, addressing if and how it intends to measure, disclose, and reduce the GHG emissions associated with its underwriting, insuring, and investment activities in alignment with the Paris Agreement’s 1.5°C goal, requiring net zero emissions.

Supporting Statement: Shareholders recommend the report disclose at board discretion:

•	Whether Berkshire will begin measuring and disclosing emissions associated with its full range of business activities, and by when;

•	Whether Berkshire will set a Paris-aligned, net zero goal, and interim aligned targets, and on what timeline.

2 https://www.nature.com/articles/d41586-018-05219-5

3 https://www.nature.com/articles/s41467-020-18797-8/

4 https://shareaction.org/reports/insuring-disaster-a-ranking

[5]	https://www.businessinsurance.com/article/20210617/NEWS06/912342605/Connecticut-bill-calls-for-regulation-of-insurers%E2%80%99-climate-risks

6 https://www.spglobal.com/esg/insights/completing-data-gaps-in-environmental-performance-disclosure

7 https://www.reinsurancene.ws/berkshire-hathaway-reports-re-insurance-underwriting-loss-amid-hurricane-ian-claims-of-3-4bn/

8 https://www.swissre.com/media/press-release/nr-20211214-sigma-full-year-2021-preliminary-natcat-loss-estimates.html

9 https://insure-our-future.com/company/berkshire-hathaway/

10 https://www.climateaction100.org/company/berkshire-hathaway/app://resources/notifications.html

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal. The Board does not believe issuing a report addressing if and how Berkshire intends to measure, disclose and reduce the greenhouse gas emissions associated with its underwriting, insuring and investment activities is necessary.

The primary business of Berkshire’s insurance operations is to monitor, assess and price risk at an expected economic profit to address the risk-transfer needs of its insurance customers. The insurance risks associated with climate change are assessed within the enterprise risk management framework, along with the adoption of climate-specific risk management procedures. These procedures include stress testing and review of post-stress metrics as well as consideration of the frequency and severity of weather events and regulatory adjustments that may impact underwriting decisions or adversely impact future operating results.

Berkshire’s Board periodically receives reports on the major risks and opportunities of Berkshire’s operating businesses. The insurance operations’ continual assessment of the risk of natural disasters, strong underwriting controls to limit exposure and stress testing lead the Board to conclude that climate-related risks within the insurance group are appropriately monitored and managed within the Board’s risk appetite. The Board recommends that our shareholders vote against this proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

7.	SHAREHOLDER PROPOSAL

Meredith Benton of Whistle Stop Capital, on behalf of Myra K. Young, owner of shares of Berkshire Common Stock with a value in excess of $2,000 for at least three years, intends to present for action at the meeting the following proposal.

Resolved: Shareholders request that Berkshire Hathaway Inc. (“Berkshire”) report to shareholders on the effectiveness of the Company’s diversity, equity, and inclusion efforts. The report should be done at reasonable expense, exclude proprietary information, and provide transparency on outcomes, using quantitative metrics for hiring, retention, and promotion of employees, including data by gender, race, and ethnicity.

Supporting Statement: Quantitative data is sought so that investors can assess and compare the effectiveness of companies’ diversity, equity, and inclusion programs.

Whereas: At the April 2022, Berkshire Annual Meeting, in response to a shareholder resolution with the same data disclosure request as this one, Warren Buffett stated, “If I’d been born female, black in various other countries, I would not have had remotely the life that I’ve enjoyed.” He also stated that “40 or 50 years ago” corporate America was a “boys’ club” and that how it treats Black individuals has not “changed by a substantial margin.”

Mr. Buffett, however, indicated an inaccurate understanding of the request being made by these shareholder resolutions, stating, “the idea that we should replace any of the people that run the businesses…I just don’t think that’s the way to operate.”

These shareholder resolutions do not seek to replace well-performing managers. They seek to understand how well Berkshire companies are hiring, promoting, and retaining the best possible employees.

Numerous studies have pointed to the benefits of a diverse workforce. Findings include:

•	Companies with high executive ethnic diversity were 33 percent more likely to have financial returns above their industry medians than those with low executive ethnic diversity.[11]
•	There was a positive association between diversity in management and cash flow, net profit, revenue, and return on equity.[12]

Researchers have found that White applicants receive an average of 36 percent more callbacks than Black applicants and 24 percent more callbacks than Latinx applicants.13 For every 100 men who are promoted, only 86 women are.14 Morgan Stanley has found that employee retention can indicate a competitive advantage and higher levels of future profitability.15

94 percent of the S&P100 have released, or have committed to release their EEO-1 forms, a best practice in diversity data reporting. In contrast, of the 63 companies listed on the Berkshire website,16 only one, Kraft Heinz, releases its EEO-1 form.

11 https://www.mckinsey.com/business-functions/people-and-organizational-performance/our-insights/delivering-through-diversity

12 https://www.asyousow.org/report-pages/workplace-diversity-and-financial-performance

13 https://hbr.org/2017/10/hiring-discrimination-against-black-americans-hasnt-declined-in-25-years

14 https://wiw-report.s3.amazonaws.com/Women_in_the_Workplace_2021.pdf

15 https://www.morganstanley.com/im/publication/insights/articles/article_culturequantframework_us.pdf

16 https://www.berkshirehathaway.com/subs/sublinks.html

Between September 2020 and September 2022, S&P 100 companies increased their release of hiring rate data by gender, race, and ethnicity by 298 percent; retention rate data by 481 percent; and promotion rate data by 300 percent.17 Berkshire companies provide almost no diversity, retention, or promotion data. Only three provide even limited inclusion data. Investors have insufficient workforce diversity and inclusion data to determine the effectiveness of Berkshire’s human capital management programs.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal.

Berkshire’s commitment to diversity, equity and inclusion and the effectiveness of our companies’ related programs starts with our leaders, including our Board of Directors, of which four members are female and two members are racially or ethnically diverse. However, it should be noted that these directors were not selected for diversity purposes. To ensure long-term success for our shareholders, Berkshire encourages its leaders to execute diversity, equity and inclusion strategies that are tailored to the unique aspects of their businesses.

Berkshire’s U.S. workforce data for all subsidiaries compiled in the U.S. Equal Employment Opportunity Commission’s 2021 Employer Information Report (EEO-1), along with a summary of the data by business segment, is publicly available on Berkshire’s website at: https://berkshirehathaway.com/sustainability/berkshire2021eeo1.pdf. The disclosure of EEO-1 data has been characterized as a best practice in diversity data reporting in the proposal.

Berkshire’s operating companies continue to show their commitment to diversity, equity and inclusion through a number of actions, including, at certain companies, the creation of senior level positions and/or employee-driven councils or employee resource groups to support these efforts at their respective organizations. These actions ensure the culture and practices of our companies reflect a workplace that welcomes and values all.

Berkshire has made its U.S. workforce data publicly available, consistent with the proponent’s recommendation of disclosure as a best practice. The Board recommends that our shareholders vote against this proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

8.	SHAREHOLDER PROPOSAL

National Legal and Policy Center, owner of shares of Berkshire Common Stock with a value in excess of $2,000 for at least three years, has given notice that a representative from National Legal and Policy Center intends to present for action at the meeting the following proposal.

Resolved: Shareholders request the Board of Directors adopt as policy, and amend the governing documents as necessary, to require hereafter that two separate people hold the office of the Chairman and the office of the CEO as follows:

Selection of the Chairman of the Board: The Board requires the separation of the offices of the Chairman of the Board and the Chief Executive Officer.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board may select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board seeks an Independent Chairman of the Board.

The Chairman shall not be a former CEO of the company.

Selection of the Chairman of the Board shall be consistent with applicable law and existing contracts.

Supporting Statement: The Chief Executive Office of Berkshire Hathaway Inc. is also Board Chairman. We believe these roles – each with separate, different responsibilities that are critical to the health of a successful corporation – are greatly diminished when held by a singular company official, thus weakening its governance structure.

Expert perspectives substantiate our position:

o

According to the Council of Institutional Investors (https://bit.ly/3pKrtJK), “A CEO who also serves as chair can exert excessive influence on the board and its agenda, weakening the board’s oversight of management. Separating the chair and CEO positions reduces this conflict, and an independent chair provides the clearest separation of power between the CEO and the rest of the board.”

o

A 2014 report from Deloitte (https://bit.ly/3vQGqe1) concluded, “The chairman should lead the board and there should be a clear division of responsibilities between the chairman and the chief executive officer (CEO).”

17 https://www.asyousow.org/our-work/social-justice/workplace-equity

o

A pair of business law professors wrote for Harvard Business Review (https://bit.ly/3xvcIOA) in March 2020 that “letting the CEO chair the board can compromise board discussion quality, weakening the corporation’s risk management ability…Splitting the CEO and board chair jobs between two people can help strengthen the quality of questions the corporation asks itself. When those questions remain, weak, the organization is less likely to develop strategies that mitigate risk.”

o

Proxy adviser Glass Lewis advised (https://bit.ly/3xwuJwa) in 2021, “the presence of an independent chair fosters the creation of a thoughtful and dynamic board not dominated by the views of senior management. Further, we believe that the separation of these two key roles eliminates the conflict of interest that inevitably occurs when a CEO is responsible for self-oversight.”

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal.

Warren Buffett, Berkshire’s CEO, currently has a 31.5% voting interest in Berkshire. The Board believes that as long as Mr. Buffett is Berkshire’s CEO, he should continue as Board Chair and as Berkshire’s CEO. However, as has been stated on numerous occasions by Mr. Buffett in the past, once Mr. Buffett is no longer Berkshire’s CEO, a non-management director should be named Board Chair. The Board agrees with Mr. Buffett and recommends that our shareholders vote against this proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

9.	SHAREHOLDER PROPOSAL

American Conservative Values ETF, owner of shares of Berkshire Common Stock with a value in excess of $25,000 for at least one year, has given notice that a representative from American Conservative Value ETF intends to present for action at the meeting the following proposal.

Whereas: We view Berkshire Hathaway and all corporations as being organized to provide the best quality goods and services to its customers while maximizing the return to investors who fund the Company. In the recent past we have witnessed several instances of corporate America’s senior managers engaging in seemingly unnecessary political speech on behalf of the corporations they manage, which partisan assertions subsequently became controversial and created massive reputational, legal, and financial risk. As an example, the CEO of Coca Cola, one of Berkshire’s largest holdings, engaged in divisive speech regarding Georgia voting laws, thereby creating an unnecessary maelstrom of publicity, with far-reaching business consequences.

This previously underappreciated risk exists for all public corporations and needs to be recognized by shareholders and their representative boards. This significant risk factor seems easily and reasonably mitigated by senior management committing to avoid political speech made on behalf of the corporations they manage.

Resolved: Shareholders request that the Board of Directors encourage a Senior Management Commitment at Berkshire Hathaway and its portfolio companies to avoid supporting or taking a public position on any controversial social or political issues (collectively “political speech”), without having previously, comprehensively and without bias justified by action on the basis of underlying business strategy, exigencies, and priorities.

Supporting Statement: As Shareholders we acknowledge that a potential cost pertains to reducing senior management’s freedom of action. Although that cost is justified by the magnitude of the business risk we seek to mitigate, we feel that such a cost should be considered and minimized. As such we recommend that the board use its discretion in determining guidelines defining political speech, delineating the senior management positions affected, and detailing the mechanism and measurement of commitment.

The fiduciary duty that all senior management owe to the company itself, and through it the shareholders, does not permit those managers to take political stances on behalf of the company that conform with the political policy preferences of those managers, or to take any controversial political or social stances on behalf of the company without having undertaken a full and unbiased analysis of all of the consequences that could follow from taking the stand, and ensuring that the stance is required by business necessity rather than driven by the personal policy preferences of senior managers.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this resolution. Berkshire manages its operating businesses on an unusually decentralized basis and has minimal involvement in these businesses’ day-to-day activities. The Board believes it is inconsistent with Berkshire’s culture to dictate that public communications by leaders be “previously, comprehensively and without bias justified by action on the basis of underlying business strategy, exigencies, and priorities” given Berkshire’s long-standing business model that each of the businesses is individually responsible for implementing policies, programs and results that support its business strategy.

The Board believes that Berkshire’s Code of Business Conduct and Ethics policy, which applies to all Berkshire directors, officers and employees, as well as to directors, officers and employees of each subsidiary of Berkshire, is clear in its commitment to the highest ethical standards and ensuring actions taken by its leaders and businesses honor that commitment. The Board recommends that our shareholders vote against this proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

10.	OTHER MATTERS

As of the date of this statement your management knows of no business to be presented to the meeting that is not referred to in the accompanying notice other than the approval of the minutes of the last Annual Meeting of Shareholders, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with his or her best judgment, including upon any shareholder proposal about which the Corporation did not receive timely notice.

Annual Report

The Annual Report to the Shareholders for 2022 accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

A copy of the 2022 Form 10-K report as filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to shareholders without charge upon written request to: Corporate Secretary, Berkshire Hathaway Inc., 3555 Farnam Street, Omaha, NE 68131. Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of Class A or Class B Stock of the Corporation on March 8, 2023. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2022 Form 10-K is also available through the Securities and Exchange Commission’s website (www.sec.gov).

Proposals of Shareholders

Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2024 Annual Meeting must be received by the Corporation by November 18, 2023. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested the proposal be submitted by certified mail – return receipt requested. Shareholders who intend to present a proposal at the 2024 Annual Meeting without including such proposal in the Corporation’s proxy statement must provide the Corporation notice of such proposal no later than February 7, 2024. The Corporation reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By order of the Board of Directors

MARC D. HAMBURG, Secretary

Omaha, Nebraska

March 17, 2023

P R O X Y

BERKSHIRE HATHAWAY INC.

Annual Meeting of Shareholders to be held on May 6, 2023

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Gregory E. Abel and Marc D. Hamburg, or either of them, as proxies, with power of substitution to each proxy and substitute, to vote the Class A Common Stock (CLA) and Class B Common Stock (CLB) of the undersigned at the 2023 Annual Meeting of Shareholders of Berkshire Hathaway Inc. and at any adjournment thereof, as indicated on the reverse hereof on the matters specified, and as said proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting or any adjournment thereof.

IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

PLEASE SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY

IN THE ENCLOSED ENVELOPE

SEE REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2023.
The Board of Directors Recommends a Vote For All Nominees.	The following material is available at www.berkshirehathaway.com/eproxy.
Proxy Statement Annual Report

1. Election of Directors

Nominees: Warren E. Buffett, Charles T. Munger,

Gregory E. Abel, Howard G. Buffett, Susan A. Buffett,

Stephen B. Burke, Kenneth I. Chenault, Christopher C.

Davis, Susan L. Decker, Charlotte Guyman, Ajit Jain,

Thomas S. Murphy, Jr., Ronald L. Olson, Wallace R.

Weitz and Meryl B. Witmer

MARK HERE ☐ FOR ADDRESS CHANGE AND NOTE AT LEFT

☐ FOR ALL NOMINEES	☐ WITHHELD FROM ALL NOMINEES	Please sign exactly as your name appears. If acting as attorney, executor, trustee or in representative capacity, sign name and title.

☐	Signature:	Date

For, except vote withheld from the above nominee(s).	Signature:	Date

The Board of Directors Recommends a Vote For Item 2.

2.	Non-binding resolution to approve the compensation of the Company’s Named Executive Officers, as described in the 2023 Proxy Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends You Vote For a “3 Year” Frequency.

3.	Non-binding resolution to determine the frequency (whether annual, biennial or triennial) with which shareholders of the Company shall be entitled to have an advisory vote on executive compensation.

☐ 1 YEAR	☐ 2 YEAR	☐ 3 YEAR	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 4.

4.	Shareholder proposal regarding how the Company manages physical and transitional climate-related risks and opportunities.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 5.

5.	Shareholder proposal regarding how climate-related risks are being governed by the Company.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 6.

6.	Shareholder proposal regarding how the Company intends to measure, disclose and reduce GHG emissions associated with its underwriting, insuring and investment activities.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 7.

7.	Shareholder proposal regarding the reporting on the effectiveness of the Corporation’s diversity, equity and inclusion efforts.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 8.

8.	Shareholder proposal regarding the adoption of a policy requiring that two separate people hold the offices of the Chairman and the CEO.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 9.

9.	Shareholder proposal requesting that the Company avoid supporting or taking a public policy position on controversial social and political issues.

☐ FOR	☐ AGAINST	☐ ABSTAIN